Exhibit 5

Buenos Aires, Aug 8, 2011

Messrs.
BUENOS AIRES STOCK EXCHANGE

Dear Sirs,

As required by section 63 of the Buenos Aires Stock Exchange Regulations, I hereby inform you that at the Company’s Board of Directors meeting held on Aug 5, 2011, the following documents were approved: Informative Summary, Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, Notes and Supplemental Exhibits thereto, and the information required by section 68 of the aforementioned regulations, relating to the six-month period ended Jun 30, 2011.

Therefore, we inform you the following:

                                                                                      Six-month period ended
                                                                                               Jun 30, 2011

(in thousands of pesos)

Result for the period

Ordinary	Loss	(94,501)
Extraordinary		0
Final	Loss	(94,501)

Detail of Shareholders’ Equity
Capital Stock – Nominal Value (1)		906,455
Capital Stock – Adjustment to Capital (2)		996,489
Capital Stock- Additional paid-in Capital		18,317
Appropriated Retained Earnings – Legal Reserve		64,008
Unappropriated Retained Earnings		28,408
Total		2,013,677

(1)	Includes 9,412 related to treasury shares.
(2)	Includes 10,347 related to treasury shares.

Furthermore, and as required by clauses o), p) and q) of section 62, we inform the following:

Class of shares	Number of shares	% on Capital Stock

A	462,292,111	51.00
B	442,210,385	48.78
C	1,952,604	0.22
Total	906,455,100	100.00

The class “A” shares are owned by Electricidad Argentina S.A. (EASA), domiciled at 3302 Ortiz de Ocampo Street – Building 4 of the City of Buenos Aires. The class “B” shares are currently traded on the New York Stock Exchange (through American Depositary Shares –“ADSs”) and the Buenos Aires Stock Exchange. As of Jun 30, 2011, the Company has 9,412,500 treasury shares.
An amount of 1,952,604 class “C” shares, which are held by Banco de la Nación Argentina as trustee of the Company Employee Stock Ownership Program, remains outstanding.  Moreover, Dolphin Energía S.A., domiciled at 3302 Ortiz de Ocampo Street – Building 4 of the City of Buenos Aires, owns 95.117% of the voting shares of EASA.

The Company does not have debt securities convertible into shares, nor there exist stock options of the Company’s shares.

Yours sincerely,

VÍCTOR AUGUSTO RUIZ
Responsable de relaciones con el mercado